                                                                    EXHIBIT 23.2

                          INDEPENDENT AUDITORS' CONSENT

The Board of Directors
SSP Solutions, Inc.

         We consent to the incorporation by reference in the registration statement on Form S-3 and on Form S-8 (Nos. 333-90574 and 333-73204) of SSP Solutions, Inc. of our report dated April 16, 2002, relating to the consolidated balance sheet of SSP Solutions, Inc. and subsidiaries as of December 31, 2001, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the two-year period ended December 31, 2001, and the related financial statement schedule, which report appears in Amendment No. 1 to the December 31, 2002 annual report on Form 10-K of SSP Solutions, Inc.

         Our report dated April 16, 2002 contains an explanatory paragraph that states that the Company has suffered significant operating losses, has used cash in operating activities, has an accumulated deficit and deficit working capital, which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements and financial statement schedule do not include any adjustments that might result from the outcome of that uncertainty.

/s/ KPMG LLP
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KPMG LLP

Costa Mesa, California
April 25, 2003